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                                                                   EXHIBIT 10.6




                         Provident Savings Bank, F.A.


                         Management Incentive Program
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                            Provident Savings Bank
                            ----------------------
                         Management Incentive Program
                         ----------------------------


Objectives
----------
        To motivate participants in achieving annual business and individual performance objectives.

        To provide competitive amounts of compensation to participants for the achievement of annual performance improvements.

Eligibility
-----------
        Participation in the Plan is determined by the Board of Directors in conjunction with the recommendations of the President. The minimum requirement for participating in the incentive program is the attainment of grade level 11 with the title of Vice President.

Incentive Program Trigger
-------------------------
        The incentive program will be activated if at the end of any fiscal period the bank's earnings exceed 50 basis points ROA (Return on Assets).

I.  Statement of Policy
--  -------------------

I. The policy of Provident Savings Bank, F.A. is to provide to members of management a total compensation program comprise of three elements:

        A. A pay for performance program which rewards employees for the performance of their normal job responsibilities within a sound wage scale that reflects the value of each job in the competitive marketplace. Performance levels are measured by the use of objective job standards established in advance. It also includes a level of improvement in current operating systems and procedures. This performance program is embodied in the bank's general salary administration program.

        B. An incentive program for accomplishments clearly beyond the normal parameters of the normal job. This incentive program is tuned to the value of the accomplishments and the level of contribution made by participating managers. Eligibility for such incentive awards would be based on predetermined values given to each goal and is predicated on at least satisfactory performance of normal job



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            activities. This incentive program is the focus of this document.

        C. A special system of performance recognition for achievements that either were necessitated by/or resulted from extraordinary changes in the business environment, or due to unexpected activities and operation of the bank. Such special awards would be determined by the President upon approval by the Board of Directors after analysis is made of the nature, importance and total impact of the accomplishments.

II.  Overall Description of the Incentive Program: (Policy B)
---  ---------------------------------------------

Policy B- Management Incentives- Goal Attainment

     1.  Amount of total incentive allocation:

         The payment of an incentive reflects achievements of great value to then bank, thus, it is desirable that the amount of potential reward any individual can receive is at a higher level since the greater the payout the greater the value of the contribution made. The design of the structure of payment insures that any awards made are paid for by the accomplishments themselves. Concern that payments are "too large" is mitigated by the fact that such payments are only a percentage of the return provided to the bank. (It is estimated that the ratio of return on the suggested incentive plan will be a minimum of 6 to 1).

         Because the essential focus and nature of Managers jobs will vary, the size the total incentive allocation will be greater at the higher levels of management. The amount of the incentive tied to criteria also will vary with the nature of the job. As a general rule, the performance of the President and Executive Vice Presidents will have a greater impact on the total operating experience of the bank. In contrast, the proportion of incentives that can be earned by Managers at lower levels will be weighted toward individual efforts. The rationale behind this distinction is that high levels of management are responsible for the coordination and total performance, largely determined by the contributions and efforts of the lower level Managers. A Department Head has less impact on the


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        overall performance of the bank but his/her accomplishments on the individual goals contributes to overall bank performance.

2. General Criteria
-------------------

        In following the rationale stated above the following criteria will be established for awarding incentive payments.

           a.   Departments Heads and other Officers;
                -------------------------------------

                Each Manager will have an opportunity to identify goals, outside normal job responsibilities, which are tuned to assisting the bank obtain its overall business goals.

                Each of these goals will be evaluated (EXHIBIT I) by the Executive Vice President in consultation with the President. Using this system it is conceivable that a Manager may suggest a number of goals for the year which have a total value less than the amount to which he or she may have been eligible. The formula to be used would recognize the value of each goal up to a maximum amount.

                In addition, the amount received for the attainment of each goal will be effected by the total performance of the bank as a whole. In other words, a goal that is worth a predetermined amount based on the anticipation of the banks performance during the year could either be raised or lowered (by a specific amount covered in later section in this presentation) depending upon whether the bank met or exceeded this target. This builds in a factor of concern for overall operation.

           b.   Officers at the level of Executive Vice President:
                --------------------------------------------------

                The formula for awarding incentive awards to Executive Vice Presidents takes into account the primary responsibilities for the total performance of the bank as opposed to carrying out of specific objectives.

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                However, it is important that officers at this level are
                concerned with the fulfillment of the business plans made by subordinate managers; therefore, part of the Executive Vice Presidents overall incentive potential is tied to the accomplishments of subordinates.

                Accordingly, the formula for awarding incentives to Executive Vice Presidents would consider two components:

                        A percentage (Exhibit II, supplemental performance) of each's potential incentive target would be equivalent to the percent of success of subordinate managers. Individual projects undertaken by an EVP may be counted and scored by the President in his sole discretion. This score may represent 25% of the total supplemental score of the Executive Vice President. The total supplemental score of the EVP's may be adjusted up or down by 25% of the target score at the sole discretion of the President. This is to allow the President to take other issues such as teamwork, leadership, independence, creativity, unforeseen events, etc. into consideration.

                        The larger part of the incentive target would be determined by the operating performance of the bank.

            c.  The President:
                --------------

                As the individual most responsible for the overall performance of the bank the incentive award allocated for the President would primarily reflect the bank's overall performance. Only a small percentage (25%) of the potential incentive would be tied to the achievement of individual goals by subordinate managers.

        C.  The Nature of Incentive Goals and Objectives and How they are
        --  -------------------------------------------------------------
            determined (essential and supplemental performance)
            ---------------------------------------------------

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        a.  The bank's annual planning process will be the vehicle that will embody the overall bank goals and strategies. Department Managers and other Officers that may participate in the incentive program will be required to develop operating plans that support the bank-wide goals. These operating plans will be used as the basis for the supplemental incentive awards. The annual plan is developed by Senior Management with the support from all other officers in the association. The plan is presented to the Board of Directors for discussion/modification and final agreement.

        b. The annual planning process incorporates the following steps. 1-Senior management requests staff input in the process of developing corporate goals.
            2-Corporate goals are established and provided to incentive program participants and other managers. In addition to the financial and non-financial goals the participants are provided the bank's mission statement, rationale for expected attainment of financial goals, suggested strategies or tactics for achieving all goals and a overall bank business strategy statement.
            3-Each manager is given time to develop his or her ideas and plans, stated in the form of department operating plans. Each objective developed by a Manager would be a component of the banks overall efforts to achieve its corporate goals for the year.

        c. An analysis of each goal recommended and approved for inclusion by a Manager will be made by the Senior Management group and rated for overall value to the organization.

        d. Based upon the value of each objective a total potential score is determined. At the conclusion of the plan, each objective is rated for overall








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            performances with one of the following grades: 0, .5, 1, 1.5. The performance is then multiplied by the value of each objective to determine a weighted score. For any distribution to occur, the total score must exceed a specified minimum indicated on exhibit I.

        e. Each Executive Vice President and the President would establish goals that would be framed within the scope of work identified as objectives for Department Heads and other Managers. Thus, it is not necessary (although possible) to establish special goals for the Executive Vice Presidents and the President since their efforts will be to provide the environment and assistance to subordinate managers. By its nature, the efforts of subordinate managers should total the attainment of the corporate goals.

            Essential performance will be a ratio of annual net earnings divided by annual average assets. The level of earnings to attain the target payout is the earnings reflected in the plan adopted by the Board of Directors. With the target level established, a scale will be developed that will govern incentive payout when the earnings are above or below the target. The parameters of the scale will be 6 basic points above and below the target level. If the lowest rung of essential performance is not attained supplemental payout will not be triggered. There may come a time when bank priorities change and a different essential performance index is desired. The change should be agreed upon before the annual planning process begins in April of each year. This allows the new priority to be given new attention in the planning process.

D.  Amount of Total Incentive Allocation:
-----------------------------------------

    a.  Department Heads and Other Managers
        -----------------------------------































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            Each manager will be eligible to receive total incentive
            compensation of up to 10% of base salary (target incentive). The target incentive (10%) payout will be allocated between two performance indices: bank-wide earnings (essential performance) and operating plan completion (supplemental performance). 75% of the targeted incentive payout (10% of salary base) is predicated on supplemental performance as reflected in exhibit I. Whether this level can be reached will be determined by the value of each individual goal approved and the level of attainment. A review of that exhibit reflects that there is a potential to earn 150% of target. The remaining 25% (essential performance) of the target incentive level is based on the overall earning performance of the bank. Target for essential performance is the level of earnings represented in the annual plan approved by the Board of Directors.
        b. Should the earnings performance of the bank be at its "targeted" amount then the participant would receive that portion of the essential performance at the incentive target level of 10%. Should the bank's earnings level (essential performance) exceed that "targeted" amount, a scale will be developed each year to calculate the incentive above and below the target level. The maximum incentive payout will be 150% of the target payout and zero if earnings are below the bottom end of the scale. In no case will a payout take place if earnings for the fiscal year fall below 50bp ROA.
        c. The total incentive allocation for the Executive Vice Presidents will be 15%, 60% will be based on earnings of the bank against the "targeted" amount. The remaining 40% will be a reflection of the accomplishments of subordinate Department Heads and Managers. The formula for determining the amount of incentive paid for the accomplishments of managers is:

                75% of goal attainment by managers=full
                40% allocation




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            50% of the goals attained by subordinate managers = 75% of the 40%
            target 100% of the goals attained by subordinate managers = 150% of 40% allocation. The President in his sole discretion may increase or decrease the supplemental score by 25% of the target level.
        d. The total incentive allocation for the President will be 25%. 75% of this allocation will be tied to the targeted performance of the bank as a whole. Should the overall performance be higher or lower there will be a corresponding increase or decrease in this 75% factor (of the 25% total allocation).
            The remaining 25% of the incentive allocation for the President will be tied to the attainment of goals by subordinate managers throughout the bank, using the same formula for actual payments as used with the Executive Vice Presidents. The Board of Directors may in their sole discretion increase or decrease the supplemental score by 25% of the target level.

III.  Incentive Awards for Extraordinary Performance: (Policy c)
-----------------------------------------------------

        In an unpredictable fast changing business climate there will be events that occur and circumstances that arise that might give a manager operating challenges that could not have been anticipated or there may be an unexpected assignment requested by top management which will demand a major commitment of time. Though these unexpected occurrences may actually be part of the normal range of responsibilities the extraordinary nature may require an effort that is clearly beyond what could be coped with as part of normal routine. The effort that would be expended and the level of leadership over subordinate employees clearly will require a total level of performance that deserves recognition as part of the banks overall philosophy of regarding employees within an environment of responsiveness for unusual and superior performance.
        The unpredictability of the events and the difficulty in anticipating their value precludes a predetermination of parameters for the size of the reward; however, the following general guidelines would be used:
        a. the size of any incentive would be no more than 15% of base salary for any three month period in which this extraordinary performance is maintained.


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        b.  In determining the value of the performance consideration would be given to the potential financial impact on the bank if the achievement cannot be made, the possible impact on customer service, and the reputation of the bank.
        c. The recommended amount of performance incentive award should be documented with an explanation of the causes, and potential impact. The recommendation and its justification should be provided to the Board of Directors for final approval.

Schedule of Performance Goals
-----------------------------
        Management will present to the Board of Directors an annual plan in early September or approximately two weeks before the "Annual Plan Meeting" (generally during the second or third week of September). The Board will respond to management with an approval of the plan or modification of the plan by October 31. At that time the essential performance index will be developed and approved by the Board of Directors at the next Bank Administration Committee meeting.

Form and Timing of Payment
--------------------------
        Plan participants will normally receive their incentive awards in cash within one month of the receipt of the final annual audit or at a time the Board of Directors are reasonably sure of the fiscal year results.

Participant's Right to an Award
-------------------------------
        Plan participants employed by the institution throughout the Plan year and at the end of the Plan year will have a vested right to receive any incentive awards due them based on the performance results for that year.

        Participants who die, become disabled, or retire before the payment date will be eligible for a pro rata incentive award based on the months they worked during the year, from the first month of eligibility in the Plan to the date of death, disability, or retirement. In the case of death, the payment will be made to the estate.

        Participants who voluntarily or involuntarily terminate employment with the institution prior to the payment date will be ineligible for an incentive payment. However, with the recommendation of the President, the Board may make a discretionary pro rata payment to the terminated employee.
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        Participants who join the institution during the plan year, on the recommendation of the President, may be awarded pro rata incentive awards at the discretion of the Board.

        Supplemental performance payout is triggered if the lowest rung of essential performance is attained. If the Board of Directors believes that some activity carried out during the year was worthy of an incentive it would be governed by the special incentive provision on page 2 paragraph C.
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                                   EXHIBIT I

        Described below are the numerical criteria for determining incentive awards for the supplemental segment of the incentive program. The purpose is to set forth a clear delineation between performance of sound job description duties versus incentive performance levels. Each objective for a Department Head or Manager will be given a weighting commensurate with its value to the association. The President and Executive Vice Presidents will determine these weights based upon the following criteria:


================================================================================
        WEIGHTING                       DESCRIPTION
--------------------------------------------------------------------------------
        1                               An objective that deals with day-to-day
                                        operations but is characterized by more
                                        complexity, duration, or unpredictable
                                        factors that clearly are outside of
                                        normal performance and deserving
                                        recognition as an objective.
--------------------------------------------------------------------------------
        2,3                             An objective that is clearly beyond
                                        normal progress, based on job
                                        description, representing intermediate
                                        value to the association. To accomplish
                                        requires creativity, significant
                                        internal, external contacts and
                                        managerial or technical expertise.
--------------------------------------------------------------------------------
        4,5                             A major objective of the association
                                        representing significant value. To
                                        accomplish this requires creativity,
                                        dealing in complex areas, and demands
                                        decisions that are undirected and
                                        involve unpredictable events.
================================================================================

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        At the end of the year, the performance on each objective will be rated on a scale of 0, .5, 1, 1.5 in accordance with the incentive performance program. Standards for the supplemental scores are as follows:

Achievement of                                                 Payout Factor
Supplemental Performance Goals
--------------------------------------------------------------------------------
Results reflect Plan not completed                                     0
Results reflect Competently completed                                 .5
Results reflect Fully and Independently completed                    1.00
Results reflect Exceptionally completed (independently)              1.50

(evaluation criteria on operating plans should support the evaluation)

Each Department Head will receive a total score which represents the weight of the objective multiplied by the performance level and summed for all the objectives. The Executive Vice Presidents may exercise sole discretion and alter the score up or down by 25% of the target score.

        The following payout scale will be used to determine the payout levels for supplemental performance.

        Total Score                                             Payout Level
        -----------                                             ------------
        12-13                                                    50% of target
        13-14                                                    75% of target
        14-16               target score                        100% of target
        ----------------------------------------------------------------------
        16-18                                                   125% of target
        18                                                      150% of target

Thus, each Department Head or Manager must add significant value to the association before any payout will be made.

        Example:

                Suppose a Department Head or Manager has objectives valued at 2,3,4,5 and performs these all to a satisfactory level thereby earning a score of 1 for performance on each objective, The Department Head's or Manager's final score will be 1x2 + 1x3 + 1x4 + 1x5 = 14. This would earn the Department Head a target payout
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                                  Exhibit II

                             Illustrative Example
                             --------------------

                      Target Incentive Award Percentages
                      ----------------------------------

=========================================================================
                                 ESSENTIAL            SUPPLEMENTAL
                                PERFORMANCE           PERFORMANCE
              Total TARGET     TARGET Award           TARGET Award
               Award (% of      (% of Base             (% of Base
              Base Salary)        Salary)               Salary)
=========================================================================
LEVEL I         25%               18.75%                  6.25%
-President
-------------------------------------------------------------------------
LEVEL II        15%                9   %                  6   %
-EVP's
-------------------------------------------------------------------------
LEVEL III
-SVP's          10%                2.5 %                  7.5 %

-VP's           10%                2.5 %                  7.5 %
=========================================================================

Program allows for the maximum payout to be 150% of the target award.